                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                           First Chicago Corporation
.............................................................................
               (Name of Registrant as Specified In Its Charter)


                           First Chicago Corporation
..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
         .......................................................................

      4) Proposed maximum aggregate value of transaction:
         .......................................................................

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
         ......................................................

      2) Form, Schedule or Registration Statement No.:
         ......................................................

      3) Filing Party:
         ......................................................

      4) Date Filed:
         ......................................................


Notes:

                             [FIRST CHICAGO LOGO]

Richard L. Thomas
Chairman
and Chief Executive Officer

                                                          March 4, 1994
To Our Stockholders:

  We are pleased to invite you to attend the Annual Meeting of Stockholders of First Chicago Corporation, which will be held at 9:30 a.m., Friday, April 8, 1994, at the First Chicago Center located in the Plaza area adjacent to The First National Bank of Chicago. Please use the Dearborn Street entrance to the Bank Building.

  Matters scheduled for consideration at this Meeting are the election of 17 directors and ratification of the appointment of Arthur Andersen & Co. as independent auditors for the Corporation for 1994. The Meeting will also provide an opportunity to review with you the business and affairs of the Corporation and its subsidiaries during 1993 and give you a chance to meet your directors.

  Whether you plan to attend or not, please date, sign and return the proxy card in the accompanying envelope. Your vote is important no matter how many shares you own. If you do attend the Meeting and desire to vote in person, you may do so even though you have previously sent in a proxy.

  The First Chicago Center offers special access for people in wheelchairs and headsets for the hearing-impaired. Stockholders who wish to arrange for either of these services are invited to call (312) 732-3150 by Wednesday, April 6, 1994.

  I look forward to seeing you at the Meeting.

                                   Sincerely,

                                   Richard L. Thomas

                             [FIRST CHICAGO LOGO]

                           NOTICE OF ANNUAL MEETING

                                OF STOCKHOLDERS

                                 APRIL 8, 1994

To Our Stockholders:

  Please take notice that the Annual Meeting of Stockholders of First Chicago Corporation will be held on Friday, April 8, 1994, at 9:30 a.m., Chicago time, at the First Chicago Center, One First National Plaza, Chicago, Illinois, for the purpose of considering and voting upon:

  1. The election of 17 directors for a term of one year;

  2. The ratification of the appointment of Arthur Andersen & Co. as independent auditors for the Corporation for 1994; and

  3. Such other business as may properly come before the Meeting or any adjournments thereof.

The record date for determining stockholders entitled to notice of, and to vote at, such Meeting is the close of business February 16, 1994.

                              By order of the Board of Directors,

                                       Sherman I. Goldberg

                                       Secretary

March 4, 1994

              PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED FORM
              OF PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                             [FIRST CHICAGO LOGO]

                                PROXY STATEMENT

                                      FOR

                    ANNUAL MEETING TO BE HELD APRIL 8, 1994


  This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of First Chicago Corporation (the "Corporation") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Corporation to be held at 9:30 a.m., on Friday, April 8, 1994, and at any adjournments thereof.

  The Board of Directors has fixed the close of business on February 16, 1994, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Corporation had outstanding and entitled to vote 86,456,705 shares of Common Stock (exclusive of 297,164 shares of treasury stock, which will not be voted). Each share of Common Stock entitles the holder to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum.

  Directors will be elected by a plurality of the votes cast at the Annual Meeting; therefore, the 17 nominees who receive the largest number of votes cast will be elected as directors. Shares represented by proxies marked to withhold authority to vote with respect to any nominee will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. An affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the ratification of the appointment of independent auditors. Shares represented by proxies which are marked "abstain" on the ratification of the appointment of independent auditors will be counted as shares present for purposes of determining the presence of a quorum; such shares will also be treated as shares present and entitled to vote, which will have the same effect as a vote against the ratification of the appointment of independent auditors. Proxies relating to "street name" shares which are not voted by brokers on one or more but less than all matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares represented at the Annual Meeting as to such matter or matters.

  The proxy statement, form of proxy and the Corporation's Annual Report for 1993 were mailed to each stockholder at such holder's address of record, commencing on or about March 4, 1994.

  The principal executive offices of the Corporation are located at One First National Plaza, Chicago, Illinois 60670.

                             ELECTION OF DIRECTORS

  At the Annual Meeting, 17 directors are proposed to be elected to hold office until the next Annual Meeting of Stockholders and until their successors are elected and have qualified. Each of the nominees listed below is presently serving as a director of the Corporation and The First National Bank of Chicago (the "Bank"), the Corporation's principal subsidiary.

  It is intended that shares represented by proxies solicited on behalf of the Board of Directors will be voted for the nominees listed below. In the event that any nominee is unable or declines to serve, an event which is not anticipated, proxies may be voted at the Annual Meeting for another person in place of such nominee, or the number of directors constituting the full Board may be reduced.

  The name, principal occupation, period of service as a director, certain biographical information and Board committee memberships of each nominee are set forth below.

NAME, PRINCIPAL       AGE, BUSINESS                         BOARD
OCCUPATION AND        EXPERIENCE,                           COMMITTEE
PERIOD OF SERVICE     DIRECTORSHIPS AND                     MEMBERSHIPS
AS A DIRECTOR         OTHER INFORMATION                     (1)
- -------------------   ----------------------                ----------
Richard L. Thomas     Mr. Thomas, 63, joined the Bank       Chairman of the
Chairman of the       in 1958 and has served as             Executive
Board and Chief       Chairman of the Board of the          Committee.
Executive Officer     Corporation and the Bank since
of the Corporation    1992. Mr. Thomas also served as
and the Bank          President of the Corporation from
Director since        1974 to November 1993, and of the
4/13/73               Bank from 1975 to November 1993.
                      Mr. Thomas is a director of CNA
                      Financial Corporation and Sara
                      Lee Corporation, and a trustee of
                      Northwestern University, Kenyon
                      College and Rush-Presbyterian-St.
                      Luke's Medical Center. He is also
                      the former Chairman and a life
                      trustee of The Orchestral
                      Association.

Richard M. Morrow     Mr. Morrow, 68, joined Amoco          Member of the
Retired Chairman      Production Company, a subsidiary      Examining
of the Board and      of Amoco Corporation, in 1948,        Committee, the
Chief Executive       was elected President of Amoco        Executive
Officer               Corporation in 1978 and served as     Committee and the
Amoco Corporation     Chairman of the Board and Chief       Trust Review
 (diversified         Executive Officer from 1983 until     Committee.
international         his retirement in 1991. From
 petroleum            January 1993 to June 1993, Mr.
company)              Morrow served as Chairman of the
Director since        Board of Westinghouse Electric
11/10/78              Corporation. Mr. Morrow is a
                      director of R. R. Donnelley &
                      Sons Company, Marsh & McLennan
                      Companies, Inc., Potlatch
                      Corporation, Seagull Energy
                      Corporation and Westinghouse
                      Electric Corporation. He is also
                      a trustee of The University of
                      Chicago and Rush-Presbyterian-St.
                      Luke's Medical Center and
                      Chairman of the National Academy
                      of Engineering.

Donald P. Jacobs      Dean Jacobs, 66, was appointed to     Member of the
Dean of the J. L.     the faculty of Northwestern           Organization,
Kellogg Graduate      University in 1957 and was            Compensation and
School of             appointed Dean of the J. L.           Nominating
Management            Kellogg Graduate School of            Committee.
Northwestern          Management in 1975. Dean Jacobs
University            is a director of Commonwealth
 (education and       Edison Company, Hartmarx Corp.,
research)             Pet Incorporated, UDC Homes,
Director since        Inc., Unocal Corp. and Whitman
12/11/81              Corporation.


- -------
(1) Each committee is a committee of the Board of Directors of both the Corporation and the Bank.


NAME, PRINCIPAL       AGE, BUSINESS                         BOARD
OCCUPATION AND        EXPERIENCE,                           COMMITTEE
PERIOD OF SERVICE     DIRECTORSHIPS AND                     MEMBERSHIPS
AS A DIRECTOR         OTHER INFORMATION
- -------------------   ----------------------                ----------
John H. Bryan         Mr. Bryan, 57, has been Chairman      Chairman of the
Chairman of the       of the Board and Chief Executive      Audit Committee;
Board                 Officer of Sara Lee Corporation       Member of the
and Chief             since 1976. In addition to Sara       Examining
Executive Officer     Lee Corporation, Mr. Bryan is a       Committee and the
Sara Lee              director of Amoco Corporation and     Executive
Corporation           General Motors Corporation. Mr.       Committee.
 (global              Bryan is also the past chairman
manufacturer  and     and a member of the board of
marketer of brand     directors of the Grocery
 name products)       Manufacturers of America, Inc.,
Director since        Chairman of the Chicago Council
4/16/82               on Foreign Relations, a member of
                      the Board of Trustees and Vice
                      President and Treasurer of The
                      Art Institute of Chicago, and a
                      trustee of Rush-Presbyterian-St.
                      Luke's Medical Center and the
                      University of Chicago. Mr. Bryan
                      also is Chairman of Catalyst.

Patrick G. Ryan       Mr. Ryan, 56, has been President      Chairman of the
President and         and Chief Executive Officer of        Organization,
Chief Executive       Aon Corporation since 1982 and        Compensation and
Officer               Chairman of the Board of              Nominating
Aon Corporation       Directors since 1990. Mr. Ryan is     Committee.
 (a broad-based       a director of Aon Corporation and
insurance  holding    a trustee of the Field Museum of
company)              Natural History, Rush-
Director since        Presbyterian- St. Luke's Medical
4/08/83               Center and Northwestern
                      University.


Roger W. Stone        Mr. Stone, 59, joined Stone           Chairman of the
Chairman of the       Container Corporation in 1957,        Trust Review
Board, President      was elected President in 1975,        Committee; member
and Chief             Chief Executive Officer in 1979       of the Executive
Executive Officer     and Chairman of the Board in          Committee.
Stone Container       1983. In addition to Stone
Corporation           Container Corporation, Mr. Stone
 (manufacturer of     is a director of the American
 paper, paper-        Forest and Paper Association,
related  products     McDonald's Corporation, Morton
and  packaging        International, Inc. and Option
systems               Care, Inc. He is a member of the
 equipment)           Advisory Board of the J. L.
Director since        Kellogg Graduate School of
4/13/84               Management of Northwestern
                      University and a trustee of The
                      Orchestral Association.

Jerry K. Pearlman     Mr. Pearlman, 54, joined Zenith       Chairman of the
Chairman and Chief    Electronics Corporation in 1971,      Examining
Executive Officer     was elected Chief Executive           Committee; member
Zenith Electronics    Officer in 1983 and Chairman in       of the Executive
Corporation           1984, and also served as              Committee and the
 (manufacturer and    President from 1983 to 1993. In       Organization,
 distributor of a     addition to Zenith Electronics        Compensation and
 diversified line     Corporation, Mr. Pearlman is a        Nominating
of  electronics       director of Stone Container           Committee.
products)             Corporation and the Northwestern
Director since        Healthcare Network and Deputy
9/14/84               Chairman of the Board and a
                      director of Evanston Hospital
                      Corporation. He is also a trustee
                      of Northwestern University and
                      the Museum of Science and
                      Industry.



NAME, PRINCIPAL       AGE, BUSINESS                         BOARD
OCCUPATION AND        EXPERIENCE,                           COMMITTEE
PERIOD OF SERVICE     DIRECTORSHIPS AND                     MEMBERSHIPS
AS A DIRECTOR         OTHER INFORMATION
- -------------------   ----------------------                ----------
James J. O'Connor     Mr. O'Connor, 56, joined              Member of the
Chairman and Chief    Commonwealth Edison Company in        Executive
Executive Officer     1963, was elected President in        Committee and the
Commonwealth          1977 and became Chairman and          Organization,
Edison Company        Chief Executive Officer in 1980.      Compensation and
 (production,         Mr. O'Connor is a director of         Nominating
distribution  and     American National Can Company,        Committee.
sale of electric      Commonwealth Edison Company,
 energy)              Corning Incorporated, Scotsman
Director since        Industries, Inc., Tribune
9/11/87               Company, UAL Corporation, the
                      Chicago Urban League and the
                      Chicago Stock Exchange. Mr.
                      O'Connor is also a trustee of the
                      Field Museum of Natural History,
                      the Lyric Opera of Chicago,
                      Northwestern University, The
                      Orchestral Association and the
                      Museum of Science and Industry.

Earl L. Neal          Mr. Neal, 65, has been an             Member of the
Principal             attorney with Earl L. Neal &          Audit Committee
Earl L. Neal &        Associates since 1955. Mr. Neal       and the Examining
Associates            is a director of Peoples Energy       Committee.
 (law firm)           Corporation, Chicago Title and
Director since        Trust Company, Chicago Title
4/08/88               Insurance Company and Lincoln
                      National Corporation. He is a
                      member of the Board of Directors
                      of the University of Illinois
                      Foundation, Chairman of the Urban
                      Health Program--UIC, a fellow of
                      the International Academy of
                      Trial Lawyers and a member of the
                      American College of Trial
                      Lawyers.

Jack F. Reichert      Mr. Reichert, 63, joined              Member of the
Chairman of the       Brunswick Corporation in 1957,        Examining
Board and Chief       was elected Chief Executive           Committee and the
Executive Officer     Officer in 1982 and Chairman of       Organization,
Brunswick             the Board in 1983, and served as      Compensation and
Corporation           President from 1982 to 1993. Mr.      Nominating
 (a multinational     Reichert is a director of             Committee.
 company with         Brunswick Corporation, The Dial
leadership            Corp, INROADS/ Chicago, Inc. and
 positions in         a trustee of Carroll College. Mr.
marine  power,        Reichert is also a member of the
pleasure boating      Council of the University of
 and recreation)      Chicago Graduate School of
Director since        Business and the Recreation
4/08/88               Roundtable.

                      Ms. Simmons, 52, was elected          Member of the
Adele Simmons         President of The John D. and          Examining
President             Catherine T. MacArthur Foundation     Committee and the
The John D. and       in May 1989. She served as            Trust Review
Catherine T.          President of Hampshire College,       Committee.
MacArthur             Amherst, Massachusetts, from 1977
Foundation            to 1989. Ms. Simmons is a
 (philanthropic       director of Marsh & McLennan
 foundation)          Companies, Inc. and is a board
Director since        member of the Union of Concerned
11/09/90              Scientists and Synergos.



NAME, PRINCIPAL       AGE, BUSINESS                         BOARD
OCCUPATION AND        EXPERIENCE,                           COMMITTEE
PERIOD OF SERVICE     DIRECTORSHIPS AND                     MEMBERSHIPS
AS A DIRECTOR         OTHER INFORMATION
- -------------------   ----------------------                ----------
Dean L. Buntrock      Mr. Buntrock, 62, founded WMX         Member of the
Chairman of the       Technologies, Inc., formerly          Examining
Board                 known as Waste Management, Inc.,      Committee and the
and Chief             in 1968 and has served as             Trust Review
Executive             Chairman of the Board and Chief       Committee.
Officer WMX           Executive Officer since its
Technologies, Inc.    inception. In addition to WMX
 (comprehensive       Technologies, Inc., Mr. Buntrock
 environmental and    is a director of Chemical Waste
 engineering          Management, Inc., Wheelabrator
 services company)    Technologies Inc., Waste
Director since        Management International plc.,
4/12/91               and Rust International Inc.,
                      subsidiaries of WMX Technologies,
                      Inc. He is also a director of
                      Boston Chicken, Inc., Stone
                      Container Corporation and The
                      Children's Memorial Hospital,
                      serves on the Executive Committee
                      of The Orchestral Association and
                      is Chairman of the Board of
                      Regents of St. Olaf College.

James S. Crown        Mr. Crown, 40, has been a General     Member of the
General Partner       Partner of Henry Crown and            Examining
Henry Crown and       Company (Not Incorporated) since      Committee and the
Company (Not          1985. From 1983 to 1985, Mr.          Organization,
Incorporated)         Crown served as a Vice President      Compensation and
 (diversified         of Salomon Brothers Inc. He is a      Nominating
investments)          director of General Dynamics          Committee.
Director since        Corporation and PEC Israel
4/12/91               Economic Corporation. He is also
                      a trustee of the University of
                      Chicago, the Museum of Science
                      and Industry, The Orchestral
                      Association and the Jewish
                      Federation of Metropolitan
                      Chicago.

Leo F. Mullin         Mr. Mullin, 51, joined the Bank       Member of the
President and         in 1981 and was elected President     Executive
Chief Operating       and Chief Operating Officer of        Committee.
Officer of the        the Corporation and the Bank in
Corporation and       November 1993. Previously, Mr.
the Bank Director     Mullin served as an Executive
since 10/8/92         Vice President of the Corporation
                      from 1984 to April 1991 and from
                      April 1992 to November 1993, and
                      as an Executive Vice President of
                      the Bank from 1984 to April 1991.
                      Mr. Mullin has also served as
                      Chairman of the Board of American
                      National Corporation ("ANC") and
                      American National Bank and Trust
                      Company of Chicago ("ANB") since
                      April 1991 and as Chief Executive
                      Officer of ANC and ANB from April
                      1991 to December 1993. Mr. Mullin
                      is Chairman of the Board of
                      Trustees of the Field Museum of
                      Natural History, a director of
                      The Children's Memorial Hospital
                      and a trustee of Northwestern
                      University.


NAME, PRINCIPAL       AGE, BUSINESS                         BOARD
OCCUPATION AND        EXPERIENCE,                           COMMITTEE
PERIOD OF SERVICE     DIRECTORSHIPS AND                     MEMBERSHIPS
AS A DIRECTOR         OTHER INFORMATION
- -------------------   ----------------------                ----------
David J. Vitale       Mr. Vitale, 47, joined the Bank       Member of the
Vice Chairman of      in 1968, and was elected Vice         Executive
the Board of the      Chairman of the Board of the          Committee.
Corporation and       Corporation and the Bank in
the Bank Director     November 1993. Previously, Mr.
since 10/8/92         Vitale had served as Executive
                      Vice President of the Corporation
                      and Bank since 1986. Mr. Vitale
                      is the Vice Chairman of the Board
                      and a director of the Student
                      Loan Marketing Association, a
                      director of Leadership Greater
                      Chicago and a trustee of the
                      Museum of Science and Industry
                      and the Art Institute of Chicago.

Donald V. Fites       Mr. Fites, 60, joined Caterpillar     Member of the
Chairman of the       Inc. in 1956, was elected             Examining
Board and Chief       President in 1989 and Chairman of     Committee and the
Executive Officer     the Board and Chief Executive         Trust Review
Caterpillar Inc.      Officer in 1990. In addition to       Committee.
 (manufacturer of     Caterpillar Inc., Mr. Fites is
 a wide range of      Chairman of the Equipment
 construction,        Manufacturers Institute and a
 earthmoving and      director of Georgia-Pacific
 material handling    Corporation, Mobil Corporation,
 equipment and        Keep America Beautiful and
 engines)             Valparaiso University. Mr. Fites
Director since        is Vice Chairman of the U.S.-
 4/16/93              Japan Business Council and a
                      member of the National Foreign
                      Trade Council, the Salvation Army
                      Advisory Board, The Business
                      Council, the Advisory Committee
                      for Trade and Policy
                      Negotiations, and The Business
                      Roundtable Policy Committee. He
                      also serves as a trustee of the
                      Farm Foundation, Knox College and
                      the Methodist Medical Center of
                      Illinois.

Andrew J. McKenna     Mr. McKenna, 64, has served as        Member of the
Chairman of the       Chairman of the Board, President      Audit Committee
Board, President      and Chief Executive Officer of        and the Examining
and Chief             Schwarz Paper Company since 1964.     Committee.
Executive Officer     In addition to Schwarz Paper
Schwarz Paper         Company, Mr. McKenna is a
 Company (printer,    director of Aon Corporation, Dean
 converter and        Foods Company, McDonald's
 distributor of       Corporation, Skyline Corporation
 packaging            and Tribune Company. He also
 materials)           serves as Chairman of the Board
Director since        of Trustees of the University of
 4/16/93              Notre Dame, a trustee of the
                      Museum of Science and Industry,
                      and a director of The Children's
                      Memorial Hospital and the
                      Association of Governing Boards
                      of Colleges and Universities.


                      COMMITTEES OF THE BOARD OF DIRECTORS

  It is the primary responsibility of the Board of Directors of the Corporation to oversee the management of the business of the Corporation and its subsidiaries, including the Bank. To assist in carrying out its responsibilities, the Board of Directors has established five standing committees which are described below.

AUDIT COMMITTEE

  The members of the Audit Committee of the Corporation and the Bank are Frank
W. Considine, Andrew J. McKenna, Earl L. Neal and John H. Bryan, who serves as Chairman. During 1993, the Audit Committee of the Corporation and the Bank met concurrently six times.

  Included among the functions performed by the Audit Committee are (i) appointment of the Corporation's independent auditors subject to ratification by the stockholders; (ii) review of the plan and results of the independent auditors' auditing engagement; (iii) general review of the independence of the independent auditors; (iv) consideration of the range of audit and non-audit fees for professional services to be provided by the independent auditors; (v) approval of the professional services provided by the independent auditors;
(vi) review of the Corporation's procedures for making internal audits of its affairs; (vii) review of the scope and results of the audits performed by the Corporation's internal auditors; (viii) review of the representations of management and the findings of the independent auditors and the internal auditors as to the adequacy of the Corporation's system of internal accounting controls in order to obtain reasonable assurance that the Corporation's annual and quarterly financial reports are prepared in accordance with generally accepted accounting principles and are free from material fraud or error; (ix) approval of the selection and discharge of the Corporation's General Auditor; and (x) review of reports of examinations by regulatory agencies relating to the Corporation and its subsidiaries.

EXAMINING COMMITTEE

  The members of the Examining Committee of the Corporation and the Bank are John H. Bryan, Dean L. Buntrock, Frank W. Considine, James S. Crown, Donald V. Fites, Andrew J. McKenna, Richard M. Morrow, Earl L. Neal, Jack F. Reichert, Adele Simmons and Jerry K. Pearlman, who serves as Chairman. During 1993, the Examining Committee of the Corporation and the Bank met concurrently seven times. The Examining Committee reviews, advises on, and approves certain activities of the Corporation and the Bank in the following areas: liquidity, including funding management; financial risk, including trading and interest rate positions; credit risk, including credit portfolio risk and credit process; and adequacy of the allowance for possible credit losses. In addition, the Examining Committee reviews the results of any regulatory examination or periodic report by federal banking regulatory agencies related to any of the Examining Committee's responsibilities.

EXECUTIVE COMMITTEE

  The members of the Executive Committee of the Corporation and the Bank are John H. Bryan, Frank W. Considine, Richard M. Morrow, Leo F. Mullin, James J. O'Connor, Jerry K. Pearlman, Roger W. Stone, David J. Vitale and Richard L. Thomas, who serves as Chairman. During 1993, the Executive Committee of the Corporation and the Bank met concurrently three times. The Executive Committee exercises all the powers of the Board of Directors in the management of the business and affairs of the Corporation and the Bank while the Board of Directors is not in session.

TRUST REVIEW COMMITTEE

  The members of the Trust Review Committee of the Corporation and the Bank are Dean L. Buntrock, Donald V. Fites, Richard M. Morrow, Adele Simmons and Roger
W. Stone, who serves as Chairman. During 1993, the Trust Review Committee of the Corporation and the Bank met concurrently five times. The Trust Review Committee, with specified exceptions, exercises all of the powers of the Board of Directors in the management of those aspects of the business and affairs of the Bank which relate to the exercise and administration of its fiduciary authorities and responsibilities. In addition, the Trust Review Committee makes evaluations, conclusions and recommendations to the Board of Directors with respect to the fiduciary activities engaged in by the Bank and all other subsidiaries of the Corporation, particularly as to: the condition of such fiduciary activities; the effectiveness of fiduciary policies, procedures and controls; and whether fiduciary responsibilities have been administered in accordance with the law, pertinent regulations and sound fiduciary principles.

ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE

 Committee Interlocks and Insider Participation

  The members of the Organization, Compensation and Nominating Committee of the Corporation and the Bank are James S. Crown, Donald P. Jacobs, James J. O'Connor, Jerry K. Pearlman, Jack F. Reichert and Patrick G. Ryan, who serves as Chairman. Except for Messrs. Crown and O'Connor, who were appointed to the Committee in April 1993, all current members served on the Committee for the entire year. Charles S. Locke, formerly a director of the Corporation, served on the Committee until April 1993.

  During 1993, the Organization, Compensation and Nominating Committee of the Corporation and the Bank met concurrently six times.

  All of the members of the Organization, Compensation and Nominating Committee, or their associates, were customers of, or had transactions with, the Corporation, the Bank and other subsidiaries of the Corporation in the ordinary course of business during 1993. Additional transactions may be expected to take place in the future. All outstanding loans to the directors and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features. All other transactions described below were entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

  During 1993, Commonwealth Edison Company paid approximately $2,245,235 to a subsidiary of the Corporation for rent and incidental services pursuant to leases for office and garage space. James J. O'Connor, Chairman and Chief Executive Officer of Commonwealth Edison Company, is a director of the Corporation.

  During 1993, subsidiaries of the Corporation made direct tuition payments under employee tuition assistance programs for employees enrolled in courses at Northwestern University of approximately $98,991. Contributions to Northwestern University by subsidiaries of the Corporation for 1993 totaled approximately $43,257. Donald P. Jacobs, Dean of the J. L. Kellogg Graduate School of Management, Northwestern University, is a director of the Corporation.

  Subsidiaries of Aon Corporation received brokerage commissions and fees in 1993 of approximately $689,987 for obtaining certain insurance for the Corporation and its subsidiaries. In addition, during 1993, a subsidiary of Aon Corporation paid approximately $803,745 to subsidiaries of the Corporation for rent and incidental services pursuant to a lease of space on the subsidiaries' premises used in connection with the marketing of annuity products. Certain subsidiaries of the Corporation also received net commissions of approximately $419,777 and referral incentive reimbursements of approximately $47,361 from subsidiaries of Aon Corporation in connection with the sale of insurance products. Patrick G. Ryan, President and Chief Executive Officer of Aon Corporation, is a director of the Corporation.

  Subsidiaries of the Corporation made payments in the aggregate of approximately $1,522,771 for stationery supplies to American Envelope Company. James S. Crown, a director of the Corporation, owns an indirect interest in American Envelope Company.

  A subsidiary of the Corporation paid approximately $88,920 to Tishman Speyer Gateway Properties, A Limited Partnership, an Illinois limited partnership, in 1993 for rent and incidental services pursuant to a lease for office space. James S. Crown, a director of the Corporation, through various partnerships, owns an indirect interest in Tishman Speyer Gateway Properties, A Limited Partnership.

 Committee Responsibilities and Authorities

  Included among the functions related to human resources management and compensation performed by the Organization, Compensation and Nominating Committee are (i) ensuring the effectiveness of senior management and management continuity; (ii) ensuring the reasonableness and appropriateness of senior management compensation arrangements and levels; (iii) overseeing officer titling and employee compensation;

(iv) ensuring the reasonableness of the Corporation's stock-based incentive compensation programs; (v) monitoring the overall soundness and effectiveness of the Corporation's compensation and benefit programs at all levels; and (vi) providing advice and counsel regarding the Corporation's human resources strategy and key human resources practices and issues.

  Regarding formal authorities for compensation matters, the Corporation's Board of Directors approves, upon recommendation of the Committee, (i) the adoption and amendment of stock-based incentive plans (subject to stockholder approval where required); (ii) the total number of available shares to be used each year in stock-based plans; (iii) the adoption and amendment of all significant compensation plans; and (iv) all compensation actions, including employment and separation arrangements, for officers at or above the level of executive vice president.

  The Committee has been delegated authority by the Board of Directors to approve (i) the terms and conditions of stock-based grants; (ii) funding for senior management annual incentive awards; (iii) all annual incentive awards of $200,000 or more, except awards for executive vice presidents and above; and
(iv) all compensation actions, including employment and separation arrangements, for members of the senior leadership group who are not executive vice presidents or above (approximately 65 employees).

  Additionally, the Committee is responsible for (i) proposing new directors;
(ii) reviewing the performance of incumbent directors; (iii) providing counsel regarding the organization of the Board of Directors and its committee structure, committee charters, and membership; and (iii) overseeing director compensation arrangements.

  The Organization, Compensation and Nominating Committee will consider candidates for nominees for election as directors of the Corporation submitted by stockholders. Any stockholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information the stockholder wishes the Committee to consider, to the Secretary of the Corporation at the address appearing on the first page of this proxy statement.

                DIRECTOR MEETING ATTENDANCE AND FEE ARRANGEMENTS

  The Board of Directors of the Corporation held eleven meetings in 1993. Each incumbent director attended 75% or more of the total number of meetings held during 1993 by the Corporation's Board of Directors and Committees thereof on which the director served, except for Messrs. Fites and Stone.

  Each non-officer director receives an annual retainer of $40,000 ($20,000 for service as a director of the Corporation and $20,000 for service as a director of the Bank). The Chairman of each Committee receives an additional annual retainer of $5,000 ($2,500 for service as Chairman of a Corporation Committee and $2,500 for service as Chairman of a Bank Committee). John H. Bryan, Jerry
K. Pearlman, Patrick G. Ryan and Roger W. Stone are the current Committee Chairmen receiving the additional annual retainer. In addition, each non-officer director receives 200 shares of Common Stock annually. The aggregate fair market value of the 200 shares of Common Stock received by each non-officer director in 1993 was $8,800, based on a purchase price of $44 per share. No additional fees are paid to directors for attending Board or Committee meetings. Non-officer directors may elect to receive their annual retainer in cash or have the retainer applied toward the purchase of shares of Common Stock. Such payments and purchases are made on a quarterly basis. Officers of the Corporation and its subsidiaries do not receive an annual retainer, meeting fees, shares of Common Stock or other compensation for service as directors of the Corporation or the Bank or for service on Committees of the Board.

  Directors may elect to defer cash compensation earned as directors pursuant to the Deferred Compensation Plans of the Corporation and the Bank. Under these plans, an amount representing the cash portion of the annual retainer a director would otherwise be entitled to receive is credited to a cash account which is maintained for bookkeeping purposes only. Each quarter, a determination is made as to the number of full shares of the Corporation's Common Stock that can be purchased with the amount credited to the director's cash account. The number of phantom shares is then credited to the director's phantom stock account. The phantom stock account does not represent actual shares, but is maintained for bookkeeping purposes only.

  Each director may select the date following retirement on which pay-out will commence and the number of annual installments to be paid. Each deferred payment is based upon the fair market value of the Corporation's Common Stock at the time of payment. The plans of the Corporation and the Bank provide for immediate lump sum payment in the event of a director's retirement or termination of service as a director within one year of a change of control of the Corporation.

  The following table sets forth the number of phantom shares of Common Stock credited as of December 31, 1993, to the phantom stock accounts of the non-officer directors participating in the Deferred Compensation Plans.

                                                          NUMBER
                         NAME                            OF SHARES
                         ----                            ---------
                         James J. O'Connor..............   6,782
                         Earl L. Neal...................   8,493
                         Dean L. Buntrock...............   3,310
                         James S. Crown.................   3,310
                         Andrew J. McKenna..............     436

                                  NUMBER
NAME                             OF SHARES
- ----                             ---------
Richard M. Morrow...............  25,108
Donald P. Jacobs................  19,109
John H. Bryan...................  24,437
Roger W. Stone..................  17,155
Jerry K. Pearlman...............  17,768

             BENEFICIAL OWNERSHIP OF THE CORPORATION'S COMMON STOCK

  Generally, under Securities and Exchange Commission rules, a person is deemed to be the beneficial owner of a security with respect to which such person, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power (which includes power to vote, or direct the voting of, such security) or investment power (which includes power to dispose of, or direct the disposition of, such security). In addition, a person is deemed to be the beneficial owner of a security if he or she has the right to acquire such voting power or investment power over the security within sixty days, for example, through the exercise of a stock option.

  The following table shows the beneficial ownership of the Corporation's Common Stock as of December 31, 1993 (unless otherwise noted below) by (i) each person that is the beneficial owner of more than five percent of such outstanding class of shares, (ii) each director, (iii) each nominee for election, (iv) each executive officer named in the Summary Compensation Table on page 16 and (v) all directors and executive officers as a group.

                        AMOUNT AND
                        NATURE OF
                        BENEFICIAL       PERCENT
                        OWNERSHIP        OF CLASS
                          AS OF           (IF 1%
                       DECEMBER 31,         OR
NAME                       1993          GREATER)
- ----                   ------------      --------
The Capital Group,
 Inc..................  4,796,230(a)       5.55%
Richard L. Thomas.....    556,014(b)(c)     --
Richard M. Morrow.....      7,000(d)        --
Frank W. Considine....      3,200(e)        --
Donald P. Jacobs......      2,672           --
John H. Bryan.........      3,300           --
Patrick G. Ryan.......     21,807(f)        --
Roger W. Stone........      4,337(g)        --
Jerry K. Pearlman.....      5,000           --
James J. O'Connor.....      2,271           --
Earl L. Neal..........      2,800           --

                        AMOUNT AND
                        NATURE OF
                        BENEFICIAL    PERCENT
                        OWNERSHIP     OF CLASS
                          AS OF        (IF 1%
                       DECEMBER 31,      OR
NAME                       1993       GREATER)
- ----                   ------------   --------
Jack F. Reichert......      1,300        -- %
Adele Simmons.........      1,600        --
Dean L. Buntrock......      5,600        --
James S. Crown........  3,051,604(h)    3.53
Leo F. Mullin.........    200,770(b)     --
David J. Vitale.......    179,784(b)     --
Donald V. Fites.......      1,484        --
Andrew J. McKenna.....      2,200        --
J. Mikesell Thomas....    153,861(b)     --
W. G. Jurgensen.......     69,324(b)     --
All Directors and Ex-
 ecutive Officers (i)
 as a Group...........  5,132,199(b)    5.87

- -------
(a) Capital Guardian Trust Company, a California trust company, and Capital Research and Management Company, a registered investment adviser, both of which are operating subsidiaries of The Capital Group, Inc., a Delaware corporation, had sole investment discretion with respect to 301,230 and 4,495,000 shares, respectively, which shares were owned by various institutional investors. Additionally, The Capital Group, Inc. may also be deemed to have sole voting power over 301,230 shares which were owned by various institutional investors. The address of The Capital Group, Inc. is 333 South Hope Street, Los Angeles, California 90071.
(b) As set forth in the following table, for Messrs. R. L. Thomas, Mullin, Vitale, Jurgensen and J. M. Thomas and all directors and executive officers as a group, the share amounts include shares subject to options held by such persons which were exercisable as of March 1, 1994, and also include shares held pursuant to the Corporation's Savings Incentive Plan as of December 31, 1993, which will be subject to the voting direction of such persons at the Annual Meeting:

                                                                          ALL DIRECTORS
                                                                          AND EXECUTIVE
                        RICHARD L. LEO F.  DAVID J. J. MIKESELL   W. G.    OFFICERS AS
                          THOMAS   MULLIN   VITALE    THOMAS    JURGENSEN    A GROUP
                        ---------- ------- -------- ----------- --------- -------------
  Shares Subject to Op-
   tions Exercisable
   as of 3-1-94........  302,333   139,332 109,192    93,963     50,833     1,079,392
  Shares Held pursuant
   to Savings Incentive
   Plan................   13,433       559   5,349     2,442        491        32,878

(c) This figure includes 220 shares held by various trusts for which Mr. R. L. Thomas serves as trustee.
(d) This figure includes 1,000 shares owned by Mr. Morrow's wife. Mr. Morrow disclaims beneficial ownership of the shares owned by his wife.

(e) Mr. Considine also owns 4,000 shares of the Corporation's 10% Cumulative Preferred Stock, Series D (Stated Value $25 per share) and 4,000 depositary shares each representing a 1/25th interest in the Corporation's 8.45% Cumulative Preferred Stock, Series E (Stated Value $625 per share).

(f) This figure includes 1,538 shares of Common Stock owned by a corporation the majority of the shares of which are owned by Mr. Ryan.

(g) This figure includes 2,267 shares of Common Stock held by Mr. Stone as custodian for his children.

(h) The number of shares of Common Stock shown as beneficially owned by James
    S. Crown include 1,555,305 shares owned by The Crown Fund, of which he is a partner; 226,205 shares owned by Henry Crown and Company (Not Incorporated), of which Mr. Crown is a partner; 230,179 shares owned by Areljay, L.P., of which a trust of which Mr. Crown is a beneficiary is a limited partner; 266,476 shares owned by Arie and Ida Crown Memorial, of which Mr. Crown is a director; and 517,639 shares owned by Pines Trailer Limited Partnership, of which a corporation of which Mr. Crown is a shareholder and a partnership of which Mr. Crown is a partner are partners. Also included are 131,941 shares beneficially owned by trusts of which Mr. Crown is a beneficiary and 98,766 shares beneficially owned by trusts of which Mr. Crown is a co-trustee. Mr. Crown's wife owns beneficially 802 shares, and trusts of which Mr. Crown's children are beneficiaries own beneficially 4,445 shares. Mr. Crown disclaims beneficial ownership of the shares held by the various persons and entities described above.

(i) For purposes of this table, the term "executive officers" includes all persons who were executive officers of the Corporation on December 31, 1993.

    ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE
                                  COMPENSATION


  The following is the report of the Organization, Compensation and Nominating Committee for 1993 on executive compensation.

 Compensation Principles

  The Committee has adopted an executive compensation philosophy which consists of certain guiding principles including the following:

  . Compensation will play a prominent role in attracting, motivating and encouraging a career commitment on the part of key employees.

  . Compensation programs will reinforce the execution of the Corporation's business strategies, the achievement of key financial and operating objectives and ultimately the enhancement of stockholder value.

  . Compensation opportunities and the mix of compensation program elements will be structured in the context of the pay practices of competing institutions.

  . Performance contributions in a given year, achievements over a sustained period and expectations regarding future contributions will be the primary determinants of individual compensation actions.

  . The Corporation's performance will be viewed in the context of statutory and regulatory requirements, as well as the Corporation's key constituencies, including stockholders, customers and its employees.

  . Judgment and discretion will be an integral part of assessing performance.

  . Stock ownership will be encouraged to foster an ownership mentality on the part of employees at all levels of the Corporation.

 Peer Institutions

  The Corporation utilizes a group of peer bank holding companies to serve as a benchmark for competitive pay levels and compensation practices for its executive officers. The selection of firms which make up the peer group is reviewed periodically by the Committee and reflects several factors, including institutional performance, business mix and size. The specific positioning of the Corporation's executive compensation opportunities relative to the peer group is dependent on the Corporation's relative performance and other considerations.

  All of the current peer institutions are included in the Standard and Poor's 500 Index and the KBW 50 Index published by Keefe, Bruyette & Woods, Inc. Both indices are utilized in the performance graph presented on page 15 of this proxy statement, which presents the Corporation's cumulative total return over the last five years on a comparative basis.

  The Corporation conducts and participates in surveys to identify compensation practices and levels within the financial services industry, as well as those specifically within the executive officer peer group. Information contained in peer proxies and other competitive data are analyzed and reviewed regularly by the Committee to ensure an understanding of competitive compensation trends and the appropriateness of executive officer compensation positioning. The 1993 review indicated that:

  . Salaries for the Corporation's executive officers reported in the proxy statement were below the median of the peer institutions.

  . Bonuses paid for 1992 performance were below the median of the peer group for 1992. (The Committee notes that the Corporation's performance for 1992 was below the median for the peer group).

  . The stock awards made in 1992 were below the median of the peers' 1992 stock awards.

  Information on 1993 peer group compensation actions will be reviewed by the Committee in 1994 when such information becomes available.

 Description of the Executive Compensation Program

  Each element of the executive compensation program--base salaries, annual incentives, and long-term incentives--has a specific role with respect to supporting the concept of pay for performance and is structured to reinforce specific job and organizational requirements.

  Base Salary: Base salary represents compensation for discharging job responsibilities and reflects the executive officer's performance over time. Individual salary adjustments take into account the Corporation's salary increase guidelines for the year and the individual's performance contributions for the year, as well as sustained performance contributions over a number of years and significant changes in responsibilities, if any. The Corporation's salary increase guidelines reflect anticipated salary trends among the peer banks and the Corporation's business plan for the coming year. The assessment of individual performance contributions is subjective and does not reflect specific objective corporate performance factors.

  Peer salaries for comparable positions are used as reference points in setting salary opportunities for executive officers. The Corporation's overall goal is to approximate the median salaries paid by the peer group assuming comparability of such factors as position responsibilities and tenure.

  Annual Incentives: Annual incentives serve as the Corporation's primary vehicle to recognize and reward accomplishments in a given year. Peer incentive awards are utilized as reference points to establish a target pool of funds, assuming profit plan goals are achieved. There are no individual award targets or award maximums. The actual size of the funding pool at year-end for executive officers and certain other members of senior management (approximately 75 people in the aggregate) is based on the Committee's subjective assessment of the Corporation's performance for the year, which combines results for specific quantitative measures established at the beginning of the year, progress during the year with respect to the achievement of critical strategic goals and performance in relation to the peer institutions.

  For 1993, the Committee's approach to assessing the Corporation's performance for incentive funding purposes was to rely on a subjective evaluation of specific objective factors. Performance against an earnings per share target (on a core earnings basis) was the primary measure. Other performance benchmarks were considered, but were not formally weighted in terms of relative importance, including total shareholder return, credit quality, return on equity, credit ratings, capital adequacy and operating efficiency. The Corporation's performance relative to the peer group for these same measures also was assessed by the Committee. There were no preestablished performance thresholds for the performance measures. Additionally, the Committee considered progress toward the achievement of long-term goals and overall performance in the context of economic conditions during 1993.

  For 1993, core earnings per share, as adjusted for certain one time gains and extraordinary items, substantially exceeded the Corporation's business plan. Results for the other performance benchmarks were also well above expectations as was performance relative to the peer group. Based on the Corporation's overall results, the Committee concluded that the funding available for awards to executive officers and other members of the senior leadership group should substantially exceed the target pool of funds. Individual awards for executive officers from the funding pool were determined on a subjective basis and were not subject to specific criteria.

  Long-Term Incentives: The Corporation utilizes long-term incentives primarily to provide an earnings opportunity based on the Corporation's success as measured by Common Stock performance, and thus link the interests of employees with those of the Corporation's stockholders. Additionally, long-term incentives serve to establish an ownership perspective and encourage the retention of key managers and professionals.

  Consistent with these purposes, the Stock Incentive Plan was approved by stockholders on April 12, 1991. The Plan, which is administered by the Committee, authorizes the grant of: (1) stock options; (2) performance shares;
(3) restricted shares; and, (4) other stock awards the value of which is determined in whole or in part by reference to the Corporation's Common Stock, including stock appreciation rights, performance units, incentive stock options, restricted stock units, and unrestricted stock grants (to other than executive officers).

  The Corporation granted stock option awards in January of 1993 to each of the executive officers named in the Summary Compensation Table on page 16 of this proxy statement. The options were granted at an exercise price based on the market price of the Corporation's Common Stock on the date of grant. The options have a ten year term, with one-third of the total grant becoming exercisable after one, two and three years. Exercise of an option grant is subject to continued employment.

  The number of option shares granted to individual executive officers in 1993 was based on a subjective appraisal of past and expected future contributions in relation to stock award guidelines. The Committee did not consider the number of stock options outstanding or prior restricted share awards when it determined individual stock option awards for 1993. The assessment of individual performance was not subject to specific criteria. The stock award guidelines were structured to reflect the average value of peer group long-term incentive compensation opportunities and certain assumptions, including the future price appreciation of the Corporation's Common Stock. The Corporation's prior performance was not utilized as a factor with respect to the establishment of the stock award guidelines. The actual amount to be realized from the stock option awards is dependent on future stock price appreciation.

 Stock Ownership Guidelines

  Consistent with the importance placed on long-term incentives, the Corporation has adopted stock ownership guidelines for all senior officers, including executive officers. The goals set forth in the guidelines, which became effective January 1, 1993, are expected to be achieved in five years.

  Progress toward meeting the goals articulated in the guidelines is reviewed annually. Executive officers are expected to make reasonable progress with respect to achieving the ownership goals over the five year period if their ownership is below guideline levels. Failure to achieve guideline levels of ownership will be considered when future long-term incentive awards are made. However, individual circumstances will be taken into account, including the recency of promotion to a position subject to the guidelines.

 Compensation of Richard L. Thomas

  Mr. Thomas was elected Chairman, President and Chief Executive Officer as of January 1, 1992. Prior to that time, he had served as the Corporation's President. In November 1993, Leo F. Mullin was elected President and Chief Operating Officer of the Corporation with Mr. Thomas retaining the titles of Chairman and Chief Executive Officer.

  Effective in April of 1993, Mr. Thomas' annual salary rate was increased from $700,000 to $730,000. This increase (4.3%) was consistent with the Corporation's overall salary guidelines for 1993 for employees at all levels. Mr. Thomas' salary rate for 1992 was below the median salary reported for chief executive officers of the Corporation's peer group. His actual salary-related earnings for 1993 as presented in the Summary Compensation Table were $719,157. The difference between Mr. Thomas' actual salary-based earnings and his annual salary rate is due primarily to the increase in his salary rate during the year.

  Consistent with the Corporation's overall performance in 1990 and 1991, Mr. Thomas did not receive an annual incentive award for those years. For 1992, Mr. Thomas received an annual incentive award of $500,000 in recognition of a redirection of corporate strategy, the strengthening of the Corporation's balance sheet, improved credit quality, the formation of a new senior leadership team and improvement in core operating earnings. Mr. Thomas' annual incentive award for 1992 was below the median reported for his peer group counterparts.

  As noted above, the Committee determined that the funding available for 1993 senior management annual incentive awards, including the Chairman's, should significantly exceed the target level of funding. Based on the Committee's conclusions regarding appropriate funding for 1993 and the Committee's subjective evaluation of Mr. Thomas' performance, an annual incentive of $1,300,000 was awarded to Mr. Thomas for 1993. Specifically, the 1993 award was in recognition of: the Corporation's record earnings, core earnings for the Corporation which substantially exceeded the profit plan target, the performance of each of the core businesses which exceeded plan, a decline in the provision for credit losses, the notable success of the accelerated asset disposition program and the continued strengthening of the entire balance sheet. Additionally, the Committee considered the Corporation's overall results for the year in relation to the peer group and Mr. Thomas' performance relative to his personal objectives for the year.

  In 1992, Mr. Thomas was granted 80,000 stock options and no restricted shares. The value of the 1992 award was below the median award for the chief executive officers of the peer group. In 1993, Mr. Thomas was granted 60,000 stock options and no restricted shares. The Committee believes the value of the shares associated with the 1993 award was consistent with the average value of long-term awards for chief executive officers of the peer institutions. The options granted were intended to provide a significant incentive for meeting the business challenges facing the Corporation in such a manner as to result in meaningful stock price appreciation.

 The 1993 Tax Law

  The Omnibus Budget Reconciliation Act of 1993 limits the allowable deduction for Federal income tax purposes of compensation paid by a publicly-held corporation, effective January 1, 1994. The limit, which applies to the Corporation's chief executive officer and its other four most highly compensated executive officers employed by the Corporation at year end, is $1 million per executive per year subject to certain preestablished objective performance-based exceptions.

  The Committee has considered the implications of the law and proposed Internal Revenue Service regulations and has concluded that a middle-ground policy is appropriate for the Corporation with respect to the $1 million compensation limit for its executive officers. The use of judgment and discretion has been a critical element of the Committee's executive compensation philosophy in the past, and the Committee believes it is in the best interests of the stockholders to maintain discretionary control over certain aspects of executive compensation in the future. In essence, the Committee believes that the judgmental assessment of the Corporation's performance and that of individual executives is critical with respect to effective executive compensation management. Because of the importance of judgment and discretion, certain aspects of executive compensation in the future might not qualify for deductibility under the law and the Corporation will forego a deduction for compensation expense.

  In general, the Corporation's policy will be (1) to maintain the current mix of value to be delivered by key compensation components (base salary, short- and long-term incentives); (2) to attempt to structure a portion of annual incentive compensation so that it meets the performance-based exceptions related to the $1 million compensation deduction limit while maintaining discretionary control over other compensation paid on the basis of annual performance; and, (3) to utilize long-term incentives which are designed to ensure that deductibility requirements are met.

  Specifically for 1994, compensation attributable to stock options granted in 1994 will qualify for the performance-based exception in the year the option is exercised. To ensure the deductibility of any future grants of stock option and stock-based stock appreciation rights, the Committee has recommended, and the Corporation's Board of Directors has approved, amending the Stock Incentive Plan to provide a grant limit of 500,000 shares during any five year period to any one individual.

  The Corporation will not attempt to satisfy the performance-based exception with respect to annual incentive compensation in 1994. The Committee believes that the amount of the deduction foregone in 1994 will be minimal. During 1994 the Committee does intend to explore whether a portion of annual incentive compensation can be appropriately designed to meet the performance-based criteria for deductibility.

  Submitted by the members of the Corporation's Organization, Compensation and Nominating Committee:

              .James S. Crown         .Jerry K. Pearlman
              .Donald P. Jacobs       .Jack F. Reichert
              .James J. O'Connor      .Patrick G. Ryan, Chairman


                               PERFORMANCE GRAPH


  The following graph compares the cumulative total return on the Corporation's Common Stock with the Standard & Poor's 500 Index (the "S&P 500 Index") and the KBW 50 Index published by Keefe, Bruyette & Woods, Inc. (the "KBW 50 Index"). The S&P 500 Index is a broad based market index, and the KBW 50 Index represents a cross-section of major banking institutions. Both of these indices include the Corporation's Common Stock. The values in the graph show the relative performance of a $100 investment made on December 31, 1988, in the Corporation's Common Stock, the S&P 500 Index, and the KBW 50 Index, with reinvestment of dividends.

   Comparison of Five Year Cumulative Total Return(/1/)
   Among First Chicago Corporation, S&P 500 Index and KBW 50 Index(/2/)


                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG FIRST CHICAGO, S&P 500 INDEX AND KBW 50 INDEX


Measurement Period           FIRST          S&P          KB 50
(Fiscal Year Covered)        CHICAGO        500 INDEX    INDEX
- -------------------          -------        ---------    -----
Measurement Pt-
12/31/88                     $100           $100         $100
FYE 12/31/89                 $131           $132         $119
FYE 12/31/90                 $ 63           $128         $ 85
FYE 12/31/91                 $103           $166         $135
FYE 12/31/92                 $161           $179         $172
FYE 12/31/93                 $195           $197         $182

- -------
(1) Assumes $100 invested at December 31, 1988 with reinvested dividends.
(2) At December 31 in each year.

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE OFFICER COMPENSATION TABLE

  The following table sets forth the compensation paid, earned or awarded for the years indicated therein, to the Corporation's chief executive officer and its other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG TERM COMPENSATION
                                     ANNUAL COMPENSATION                 AWARDS
                               --------------------------------  -----------------------
                                                                 RESTRICTED  SECURITIES
                                                   OTHER ANNUAL    STOCK     UNDERLYING   ALL OTHER
   NAME AND PRINCIPAL           SALARY             COMPENSATION  AWARDS ($) OPTIONS/SARS COMPENSATION
        POSITION          YEAR   ($)    BONUS ($)      ($)          (1)         (#)        ($) (2)
- ------------------------  ---- -------- ---------- ------------  ---------- ------------ ------------
Richard L. Thomas ......  1993 $719,157 $1,300,000   $10,689      $      0     60,000      $32,443
Chairman of the Board     1992  659,772    500,000     3,796             0     80,000       20,043
and Chief Executive Of-   1991  552,107          0                 360,000     45,000
ficer of the Corporation
and the Bank
Leo F. Mullin...........  1993  345,594    650,000     5,056             0     26,000       10,618
President and Chief Op-   1992  313,029    250,000     2,891       139,375     25,000        9,641
erating Officer of the    1991  281,609    175,000                 160,800     20,000
Corporation and the Bank
David J. Vitale.........  1993  345,594    650,000     6,712             0     26,000       10,618
Vice Chairman of the      1992  310,346    250,000     3,014       139,375     25,000        9,560
Board of the Corporation  1991  270,498    300,000                 129,600     16,000
and the Bank
J. Mikesell Thomas......  1993  303,448    500,000     2,978             0     23,500        4,802
Executive Vice President  1992  282,186    200,000     1,903       125,438     22,500          750
of the Corporation and    1991  260,536    137,500                 160,800     20,000
the Bank
W. G. Jurgensen.........  1993  303,448    450,000    57,725(3)          0     23,500        9,353
Executive Vice President  1992  276,822    200,000     3,472       125,438     22,500        8,555
of the Corporation and    1991  240,613    137,500                 144,000     18,000
the Bank

- -------
(1) The dollar values shown in the Restricted Stock Awards column are based upon the closing market price of the Corporation's Common Stock on the date the restricted shares were granted.

  Dividends are payable in cash on the restricted shares that were granted in 1991 and 1992. No restricted shares were granted to any of the named executive officers in 1993.

  At December 31, 1993, the aggregate number of restricted shares of the Corporation's Common Stock held by the executive officers named in the Summary Compensation Table and the value of these shares, based upon the $43.25 per share closing price of the Corporation's Common Stock on that date, were as follows:

                                                 NUMBER
                                                   OF
                  NAME                           SHARES   VALUE
            ----------------                     ------ ----------
            Richard L. Thomas................... 42,319 $1,830,312
            Leo F. Mullin....................... 30,327  1,311,638
            David J. Vitale..................... 29,027  1,255,413
            J. Mikesell Thomas.................. 30,967  1,339,327
            W. G. Jurgensen..................... 10,500    454,125

(2) All amounts included in this column represent the Corporation's contributions in 1993 to the Corporation's Savings Incentive Plan and Supplemental Savings Incentive Plan.
(3) During 1993, the Corporation reimbursed Mr. Jurgensen for club dues and initiation fees in the amount of $40,291.

OPTION GRANTS TABLE

  The following table provides information on stock options granted in 1993 to the executive officers named in the Summary Compensation Table. All options granted in 1993 were non-qualified stock options, and no stock appreciation rights ("SARs") were granted in 1993.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
- ---------------------------------------------------------------------------------
                          NUMBER OF
                         SECURITIES  PERCENT OF TOTAL
                         UNDERLYING      OPTIONS/
                          OPTIONS/   SARS GRANTED TO
                            SARS       EMPLOYEES IN   EXERCISE OR
                         GRANTED (#)   FISCAL YEAR    BASE PRICE    EXPIRATION    GRANT DATE PRESENT VALUE ($)
      NAME                   (1)           (2)          ($/SH)         DATE                   (3)
- -----------------        ----------- ---------------- ----------- --------------- ----------------------------
Richard L. Thomas.......   60,000          7.41%        $36.813   January 8, 2003 $709,200
Leo F. Mullin...........   26,000          3.21          36.813   January 8, 2003  307,320
David J. Vitale.........   26,000          3.21          36.813   January 8, 2003  307,320
J. Mikesell Thomas......   23,500          2.90          36.813   January 8, 2003  277,770
W.G. Jurgensen..........   23,500          2.90          36.813   January 8, 2003  277,770

- -------
(1) One third of each option grant becomes exercisable on the first, second and third anniversaries of the grant date, which was January 8, 1993.
(2) The percentages shown in the table are based on total options granted in 1993 on 809,270 shares of the Corporation's Common Stock.
(3) The grant date present values shown in the table are based on a per option present value of $11.82, which was calculated on the basis of the Black-Scholes option pricing model. The assumptions used in calculating the Black-Scholes present value were:
  (a) Volatility: 34%--based on 10 years of daily stock prices from January
      1, 1983, through January 1, 1993;
  (b) Risk-Free Rate of Return: 6.60%--estimated 10 year zero coupon treasury yield;
  (c) Dividend Yield: 3.25%--dividend at the time of grant divided by stock price at time of grant;
  (d) Option Duration (time of exercise and vesting): 1/3 of option assumed to commence one year from grant date with a nine year term, 1/3 to commence two years from grant date with an eight year term and 1/3 to commence three years from grant date with a seven year term, all discounted back to grant date using applicable zero coupon treasury rates;
  (e) Transferability: no adjustment was made for the lack of option transferability; and
  (f) Forfeitures: no adjustment was made for potential forfeiture.

  The actual value of the options will depend on the market value of the Corporation's Common Stock on the dates the options are exercised. No realization of value from the options is possible without an increase in the price of the Corporation's Common Stock, which would benefit all stockholders.

1993 OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

  The following table provides information on options exercised in 1993 by the executive officers named in the Summary Compensation Table, the number of unexercised options each of them held at December 31, 1993, and the value of the unexercised in-the-money options each of them held as of that date. No SARs were outstanding at any time during 1993.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION /SAR VALUES

                                  NUMBER OF SECURITIES
             SHARES              UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
            ACQUIRED                  OPTIONS/SARS          IN-THE-MONEY OPTIONS/SARS
               ON     VALUE          AT FY-END (#)              AT FY-END ($) (2)
            EXERCISE REALIZED ---------------------------- ----------------------------
     NAME     (#)      ($)    EXERCISABLE(1) UNEXERCISABLE EXERCISABLE(1) UNEXERCISABLE
- -------------------- -------- -------------- ------------- -------------- -------------
Richard L.
 Thomas...   17,000  $312,729    240,666        128,334      $3,628,726    $1,504,954
Leo F.
 Mullin...   14,000   236,688    115,667         49,333       1,777,433       555,054
David J.
 Vitale...        0         0     86,860         48,000       1,363,680       529,394
J. Mike-
 sell
 Thomas...   18,250   352,453     71,964         45,166       1,035,601       513,020
W. G. Jur-
 gensen...        0         0     29,500         44,500         503,965       500,200

- -------
(1) One third of each option grant becomes exercisable on the first, second and third anniversaries of the date of the grants.
(2) The values shown in the table are based on the $43.25 per share closing price of the Corporation's Common Stock on December 31, 1993, less the exercise price of the options.

PENSION PLAN

  In general, full-time salaried employees of the Bank and designated subsidiaries of the Corporation are eligible to participate in the Pension Plan upon both attaining age 21 and completing one year of service. A participant is 100% vested after completing five years of vesting service. Generally, an employee who has completed 15 years of vesting service may elect, upon adequate notice, early retirement after attaining age 55. With certain exceptions, upon reaching age 65 or after completing five years of vesting service, if later, each participant is entitled to receive annual retirement income (in monthly installments) for life equal to the average of the highest annual rates of base salary paid to the participant in each of the participant's last five years of employment, multiplied by a percentage (which may not exceed 70%) computed by multiplying the number of years of credited service under the Pension Plan by 2%. There is no reduction in a participant's pension for Federal Social Security benefits, except for participants whose employment terminated prior to January 1, 1989.

  The Supplemental Pension Plan was adopted to permit the payment of supplemental benefits to employees whose annual benefits upon retirement under the Pension Plan would exceed those permitted by the Internal Revenue Code of 1986, as amended (the "Code"). The Supplemental Pension Plan provides that if at any time the amount of the annual retirement benefit which would otherwise be payable under the Pension Plan to a person who has completed 5 or more years of vesting service is or becomes limited by reason of compliance with the Code, such person shall be entitled to receive under the Supplemental Pension Plan a supplemental benefit equal to the difference between the benefit such person receives under the Pension Plan and the benefit such person would have received if such limitation had not been included. The benefit is payable from the general assets of the Corporation.

  The Executive Retirement Plan provides certain senior officers with an additional retirement benefit payable from the general assets of the Corporation. The benefit payable under the Executive Retirement Plan is equal to the incremental benefit that would be provided under the Pension Plan and the Supplemental Pension Plan if an amount equal to the average of the participant's five largest annual bonus awards (with a maximum limit per year of 50% of base salary) were added to the participant's base salary for purposes of calculating the retirement benefits payable under the Pension Plan and Supplemental Pension Plan.

  The following table illustrates the estimated annual benefits payable upon retirement for specified average compensation rates and years of credited service classifications assuming retirement at age 65. The amounts shown in the table include amounts payable pursuant to the Supplemental Pension Plan and the Executive Retirement Plan.

                                     ESTIMATED ANNUAL RETIREMENT BENEFITS WITH
                                        INDICATED YEARS OF CREDITED SERVICE
        COVERED                     --------------------------------------------
      COMPENSATION                     15       20       25       30       35
      ------------                  -------- -------- -------- -------- --------
       $  200,000.................  $ 60,000 $ 80,000 $100,000 $120,000 $140,000
          400,000.................   120,000  160,000  200,000  240,000  280,000
          600,000.................   180,000  240,000  300,000  360,000  420,000
          800,000.................   240,000  320,000  400,000  480,000  560,000
        1,000,000.................   300,000  400,000  500,000  600,000  700,000
        1,200,000.................   360,000  480,000  600,000  720,000  840,000

  The years of credited service and covered compensation under the Pension Plan (including the Supplemental Pension Plan) and Executive Retirement Plan as of January 1, 1994, for the executive officers named in the Summary Compensation Table are as follows:

                          RICHARD L.  LEO F.  DAVID J. J. MIKESELL    W. G.
                            THOMAS    MULLIN   VITALE    THOMAS    JURGENSEN(1)
                          ---------- -------- -------- ----------- ------------
  Years of Credited Serv-
   ice...................     35        12       26        20           3
  Covered Compensa-
   tion(2)...............  $883,000  $447,000 $428,500  $401,000     $409,583

- -------
(1) Mr. Jurgensen will become vested under the Pension Plan on December 16,
    1994.
(2) These amounts represent the aggregate covered compensation under the Pension Plan (including the Supplemental Pension Plan) and Executive Retirement Plan for the past five years (four years in the case of Mr. Jurgensen).

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

  Change of control employment agreements are in effect between the Corporation and certain key officers of the Corporation and its subsidiaries, including Messrs. R. L. Thomas, Mullin, Vitale, J. M. Thomas and Jurgensen. These agreements would become effective upon the occurrence of a change of control of the Corporation (as defined in the agreements) and provide for certain compensation and benefits for a three-year employment period after the effective date of the change of control.

  These agreements provide that while the officer is employed during the three-year employment period following the change in control, he will be entitled to salary, bonus opportunities, employee benefits, perquisites and a title and level of responsibility commensurate with those in effect before the change of control, plus salary increases consistent with those of peer executives of the Corporation. In the event that the officer's employment is terminated during the three-year employment period (i) by the Corporation other than for "cause";
(ii) by the officer for "good reason"; (iii) voluntarily by the officer during a thirty-day window period following the change of control; or (iv) due to his death or disability, then he would be entitled to a lump sum severance benefit, consisting of 250% of the sum of his annual base salary plus a bonus amount up to 100% of his annual base salary. The employee also would be entitled to continued employee welfare benefits during the remainder of the employment period as well as a lump sum supplemental retirement payment equal to the value of the service credit under the Corporation's pension and retirement plans that would have been received for the remainder of the employment period.

  If the terminated officer becomes employed elsewhere during the employment period, welfare benefits payable by the Corporation would be reduced by those provided by the new employer. The officer would be required to repay a portion of his severance payment if he obtains other employment (including self-employment) during the one-year period following termination of his employment with the Corporation. The agreement also provides that if payments to be made to the officer under the agreement would be subject to the 20% excise tax imposed under Section 4999 of the Code, such payments will be reduced to 299.9% of the officer's five-year average taxable base compensation if the reduction would increase the net after-tax payment to the officer.

  TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS, STOCKHOLDERS AND ASSOCIATES

  Directors and executive officers of the Corporation and their associates and The Capital Group, Inc., a beneficial owner of more than five percent of the outstanding shares of Common Stock, and its associates were customers of, or had transactions with, the Corporation, the Bank and other subsidiaries of the Corporation in the ordinary course of business during 1993. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, where applicable, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectibility or present other unfavorable features, except the loan relating to Mr. Buntrock described below. All other transactions described below and on page 8 of this proxy statement were entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

  During 1993, subsidiaries of the Corporation paid approximately $255,592 for waste disposal services and approximately $1,055,461 for asbestos abatement services to certain subsidiaries or affiliates of WMX Technologies, Inc. Dean
L. Buntrock, Chairman and Chief Executive Officer of WMX Technologies, Inc., is a director of the Corporation.

  During 1993, the Bank restructured a loan (the "Loan") which was outstanding to Burnham Broadcasting Company, a Limited Partnership, a Delaware limited partnership (the "Partnership"), which currently owns and operates several network-affiliated television stations and a video production company. Dean L. Buntrock, a director of the Corporation, owns a limited partnership interest in the Partnership. Mr. Buntrock was not a director of the Corporation at the time of the origination of the Loan.

  The Loan, of which $25 million principal amount is payable to the Bank, is a senior revolving loan/term facility in the aggregate principal amount of $90 million, which was syndicated by the Bank to a five member bank group in 1989. Originally, the interest rate on the Loan was based on several alternative formulas, and from January 1, 1991, through October 31, 1992, was payable at a floating rate equal to the Bank's corporate base rate plus 1 1/4% per annum, and from November 1, 1992, through August 31, 1993 (the "Effective Date"), was payable at a floating rate equal to the Bank's corporate base rate plus 1/2% per annum. The Loan, prior to the 1993 restructuring, was collateralized by (a) substantially all the assets of the Partnership, excluding the Partnership's licenses from the Federal Communications Commission (the "FCC"), and (b) all Partnership equity interests held by the respective general and limited partners of the Partnership (collectively, the "Collateral"). This Collateral was and continues to be shared on a pari passu basis with other senior secured debt of the Partnership which totaled approximately $39.5 million as of February 28, 1994. The principal amount of the Loan was originally scheduled to begin amortizing on March 31, 1992, with the final principal payment due on June 30, 1999.

  In 1990, the Loan was restructured to reschedule the dates of the initial principal payments and to provide for contributions to the Partnership by its limited partners to cover interest shortfalls. As a result of the inability of the Partnership to make the rescheduled principal payments due on the Loan at September 30 and December 31, 1992, the Loan was further restructured by the bank group in 1993, and additional concessions were made by the Partnership's other creditors. As a result of the 1993 restructuring: (i) the contractual interest rate payable on the Loan was reduced for the period beginning on the Effective Date to the Bank's corporate base rate plus 1/2% per annum, provided that the Partnership was given the right to fix the interest rate on the Effective Date with respect to (a) up to $20 million principal amount of the Loan for the period from the Effective Date through December 31, 1995, and (b) up to $50 million principal amount of the Loan for the period from the Effective Date for up to three years thereafter; (ii) the bank group agreed to forego a schedule of regular quarterly amortization payments in return for a pro rata share of prepayments equal to $20 million and $30 million to be paid to all secured lenders in September 1994 and December 1995, respectively (the "Required Payments"); (iii) all accrued and unpaid interest due to the bank group was paid on the Effective Date; (iv) the Collateral securing the Loan was enhanced by (a) a pledge to the senior lenders by the Partnership of its beneficial or equity interest in a limited partnership which was created as part of the restructuring to hold the Partnership's FCC television station licenses (the "License Partnership") and (b) by a security interest in all the License Partnership's property (including the FCC licenses, to the extent permitted by law); and (v) the maturity date of the Loan was advanced to December 31, 1998.

  In connection with the restructuring, the License Partnership executed a guaranty of the Loan and other secured debt of the Partnership. Additionally, the general partner of the Partnership executed a limited guaranty of the secured debt in the amount of $50 million. The Partnership also elected to fix the interest rates payable on $20 million and $50 million principal amount of the Loan at 6.70% per annum and 6.92% per annum, respectively, for the periods indicated above.

  Pursuant to the restructuring, the Partnership is also required to make payments from annual excess cash flow ("Excess Cash Flow"), which are to be applied generally (assuming the Partnership is solvent and not in default of any principal payment obligations) to the senior secured debt (including the
Loan) as follows: first, toward the payment of the Required Amounts and allocated ratably (to the extent such amounts remain outstanding) to each due date; second, to principal due on the senior secured debt at maturity; and third, to accrued and unpaid interest and other accrued and unpaid obligations with respect to the senior secured debt. In the event that the first $20 million of the Required Payments is made from the proceeds of equity sales by the Partnership, then the $30 million Required Payment will be converted to fifteen scheduled quarterly payments of $2 million each that will be due from December 31, 1994, to June 30, 1998.

  The Loan was made by the Bank in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable loans to other persons. The largest principal amount outstanding to the Bank under the Loan during 1993, and the principal amount outstanding on February 28, 1994, was $25 million.

                      APPROVAL OF APPOINTMENT OF AUDITORS

  The Board of Directors recommends that the stockholders approve the appointment by the Audit Committee of the Board of Directors of Arthur Andersen & Co. as independent auditors for the Corporation for the year 1994.

  Arthur Andersen & Co. has served as independent auditors for the Corporation since the Corporation commenced operations in 1969. Representatives of Arthur Andersen & Co. will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions presented at the Annual Meeting.

  During 1993, Arthur Andersen & Co. provided audit services to the Corporation and its subsidiaries along with certain non-audit services. The aggregate fees billed for all services rendered by Arthur Andersen & Co. during 1993 were approximately $5.0 million.

  In the event the appointment of Arthur Andersen & Co. is not approved by the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, the appointment of independent auditors will be reconsidered by the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF
                                   AUDITORS.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  Any proposal that a holder of Common Stock intends to present at next year's Annual Meeting of Stockholders must be received by the Corporation, at the address appearing on the first page of this proxy statement, no later than November 4, 1994, in order to be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

  As of the date of this proxy statement, the Board of Directors of the Corporation does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

                                 MISCELLANEOUS

  The cost of soliciting proxies will be borne by the Corporation. The solicitation will be primarily by mail. In addition to the use of the mail, some of the officers, directors and regular employees of the Corporation and its subsidiaries may solicit proxies by telephone, telegram or personal interview without additional remuneration therefor. The Corporation intends to reimburse banks, brokerage houses and other institutions, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy material to their principals.

  Stockholders are urged to sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose. Properly executed proxies will be voted in accordance with stockholders' directions. If no directions are given, proxies will be voted for the election of directors and, with respect to each other matter scheduled for consideration at the Annual Meeting, in accordance with the recommendations of the Board of Directors as set forth in this proxy statement. The proxy does not affect the right to vote in person at the Annual Meeting and may be revoked by written notice given to the Secretary of the Corporation at any time before it is voted or by the proper execution and timely submission of a later-dated proxy.

                                             By order of the Board of

                                             Directors,

March 4, 1994                                     Sherman I. Goldberg
                                                  Secretary

                               GRAPHICS APPENDIX

1. Page 15 of the Proxy Statement contains a graph comparing the cumulative total return on the Corporation's Common Stock for the last five fiscal years with the cumulative total return for the Standard & Poor's 500 Index and the KBW 50 Index, published by Keefe, Bruyette & Woods, Inc., as follows:

Measurement                                    S&P         KBW
Period                      Corporation     500 Index    50 Index
- ----------------            -----------     ---------    --------
(Fiscal Year
Covered)
Measurement Pt-
  12/31/88                      $100           $100        $100
FYE 12/31/89                    $131           $132        $119
FYE 12/31/90                    $ 63           $128        $ 85
FYE 12/31/91                    $103           $166        $135
FYE 12/31/92                    $161           $179        $172
FYE 12/31/93                    $195           $197        $182

PROXY

                           FIRST CHICAGO CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 8, 1994

    The undersigned hereby appoints M. James Alef, Jr. and John W. Ballentine, and each of them, as proxies, with full power of substitution, to represent the undersigned and to vote all shares of stock of First Chicago Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on April 8, 1994, and any adjournments thereof, upon all matters that may properly come before the Meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE APPROVAL OF AUDITORS.


    This card also provides voting instructions for any shares held in the Corporation's dividend reinvestment and stock purchase plan.

    Your vote for the election of the Directors may be indicated on the other side. The nominees are-Thomas, Morrow, Jacobs, Bryan, Ryan, Stone, Pearlman, O'Connor, Neal, Reichert, Simmons, Buntrock, Crown, Mullin, Vitale, Fites and McKenna.

    PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

    IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

                                                                      / 3204
  X  Please mark your                                                 /------
     votes as in this
     example.
     This proxy, when properly executed, will be voted in the manner directed herein. If not direction is made, this proxy will be voted FOR the Election of Directors and FOR the Approval of Auditors.

- -------------------------------------------------------------------------------
     The Board of Directors recommends a vote "FOR" proposals 1 and 2.
- -------------------------------------------------------------------------------
                  FOR   WITHHELD                       FOR   AGAINST   ABSTAIN
1. Election of    / /     / /          2. Approval of  / /     / /       / /
   Directors.                             Auditors.
   (see reverse)
For, except vote withheld from the following nominee(s):


- --------------------------------

- -------------------------------------------------------------------------------
                                       The signer hereby revokes all proxies
                                       heretofore given by the signer to vote at said meeting or any adjournments thereof.

                                       Please sign exactly as name appears
                                       hereon. Joint owners should each sign.
                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such.

                                       --------------------------------


                                       --------------------------------
                                       SIGNATURE(S)                DATE

                           FIRST CHICAGO CORPORATION

          INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 8, 1994

To:  The First National Bank of Chicago, Trustee for the Savings Incentive Plan

     The undersigned hereby instructs the Trustee to vote, in person or by proxy, the shares of Common Stock held by it and credited to my account in the Plan at the Annual Meeting of Stockholders of the Corporation to be held on April 8, 1994, and any adjournment thereof, upon all matters that may properly come before the Meeting. THESE INSTRUCTIONS WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PLAN PARTICIPANT. IF NO DIRECTION IS MADE, THESE INSTRUCTIONS WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE APPROVAL OF AUDITORS.

     Your instructions for the election of the Directors may be indicated on the other side. The nominees are--Thomas, Morrow, Jacobs, Bryan, Ryan, Stone, Pearlman, O'Connor, Neal, Reichert, Simmons, Buntrock, Crown, Mullin, Vitale, Fites and McKenna.

     PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE BY APRIL 4, 1994. THE TRUSTEE WILL VOTE STOCK FOR WHICH IT HAS NOT RECEIVED TIMELY VOTING INSTRUCTIONS PROPORTIONATELY IN THE SAME MANNER AS THE TRUSTEE VOTES THE STOCK FOR WHICH IT HAS RECEIVED SUCH INSTRUCTIONS.

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          PLEASE MARK YOUR                                                 8867
    X     VOTES AS IN THIS                                                 ----
          EXAMPLE.
          THESE INSTRUCTIONS, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THESE INSTRUCTIONS WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE APPROVAL OF AUDITORS.
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      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
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                  FOR     WITHHELD                   FOR   AGAINST   ABSTAIN
1. Election of    / /       / /     2. Approval of   / /     / /       / /
   Directors.                          Auditors.
   (see reverse)

For, except vote withheld from the following nominee(s):


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                                     The signer hereby revokes all instructions
                                     heretofore given by the signer to vote at said meeting or any adjournments thereof.


                                     Please sign exactly as name appears hereon.


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                                     SIGNATURE(S)                           DATE